Exhibit 99.1

Synacor Delivers 15% YOY Revenue Growth in Second Quarter 2018

•	Q2 revenue increases to $35.9 million, beating guidance

•	Q2 net loss narrows to $2.6 million and adjusted EBITDA improves to $1.2 million, from a net loss of $3.3 million and adjusted EBITDA of $0.2 million a year ago

•	Q2 wins include Mediacom renewal, Google renewal and the addition of 110 new Zimbra enterprise and government customers

•	Recurring and fee-based revenue grew 13% year over year to $14.9 million, driven by Collaboration and Identity platforms

BUFFALO, N.Y., August 1, 2018 – Synacor, Inc. (Nasdaq: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, governments and enterprises, today announced its financial results for the second quarter ended June 30, 2018.

“Strong growth from both software and advertising fueled solid second-quarter revenue,” said Synacor CEO Himesh Bhise. “We increased, revenue 15% year over year to $35.9 million, narrowed our net loss, and delivered adjusted EBITDA of $1.2 million that was up from $0.2 million a year ago.

“We continue to make progress on our initiatives to drive value, and we expanded our cost-reduction program this quarter,” Bhise continued. “We delivered 13% year-over-year growth in recurring and fee-based revenue, driven by our operating focus on our high-margin, recurring-revenue Collaboration and Identity platforms.”

Recent Highlights

•	Renewed an expansive deal covering portal, identity and email platforms with Mediacom, a top 10 multichannel video service provider in the U.S.

•	Added 110 new Zimbra email enterprise and government customers worldwide.

•	Signed agreement to upgrade 3 million email boxes for an ISP in Japan.

•	Extended search and advertising relationship with Google through May 2020.

•	Made progress in the development of a decentralized app of Zimbra for EOSIO blockchain, which yielded a revenue benefit.

Q2 2018 Financial Results

Revenue: For the second quarter of 2018, revenue was $35.9 million, an increase of 15% versus the second quarter of 2017.

Net Income: For the second quarter of 2018, net loss narrowed to $2.6 million, or $(0.07) per share, compared with a net loss of $3.3 million, or $(0.09) per share, in the second quarter of 2017.

Adjusted EBITDA: For the second quarter of 2018, adjusted EBITDA, which excludes stock-based compensation, other income and expense and restructuring costs, increased to $1.2 million, compared with $0.2 million for the second quarter of 2017, which also excluded a capitalized software impairment.

Cash: The Company ended the second quarter of 2018 with $15.0 million in cash and cash equivalents, compared with $16.4 million at the end of the first quarter of 2018.

Guidance

Based on information available as of August 1, 2018, the Company is providing financial guidance for the third quarter of 2018 and affirming full-year 2018 guidance for revenue, net loss and adjusted EBITDA as follows:

•

Q3 2018 Guidance: Revenue for the third quarter of 2018 is projected to be in the range of $37 million to $39 million. The Company expects to report a net loss of $2.2 million to $2.7 million and adjusted EBITDA of $1.5 million to $2.0 million, which excludes stock-based compensation expense of approximately $0.6 million, restructuring costs of approximately $0.8 million, depreciation and amortization of approximately $2.5 million, and tax, interest expense and other income and expense of approximately $0.3 million.

•

Fiscal 2018 Guidance: Revenue for the full year of 2018 is expected to be in the range of $150 million to $155 million. The Company expects to report a net loss in the range of $4.4 million to $8.6 million and adjusted EBITDA in the range of $7 million to $10 million, which excludes stock-based compensation expense of $2.2 million to $2.3 million, restructuring costs of approximately $1.1 million, depreciation and amortization of $10.0 million to $11.1 million, and tax, interest expense, and other income and expense of approximately $1.1 million.

Conference Call Details

Synacor will host a conference call today at 5:00 p.m. ET to discuss the second-quarter 2018 financial results and 2018 financial guidance with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (833) 235-2655, with conference ID 5759236, or callers outside the U.S. may dial (647) 689-4151. Following completion of the call, a recorded webcast replay will be available on Synacor’s website. To listen to the telephone replay through August 15, 2018, call toll-free (800) 585-8367, or callers outside the U.S. may dial (416) 621-4642. The conference ID is 5759236.

About Synacor

Synacor (Nasdaq: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, and cloud-based identity management. www.synacor.com

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance including, without limitation, its third-quarter and fiscal year 2018 guidance, the statements and quotations from management and Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include—but are not limited to—risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the pace and degree to which the AT&T portal can be monetized; the loss of a significant customer, including by non-renewal of its contract; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the Company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Company’s most recent Form 10-Q filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the Company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of August 1, 2018, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Andrew Blazier

Sharon Merrill Associates

ir@synacor.com

617-542-5300

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$14,954	$22,476
Accounts receivable, net	21,754	31,696
Prepaid expenses and other current assets	5,702	4,516

Total current assets	42,410	58,688
Property and equipment, net	20,400	20,505
Goodwill	15,947	15,955
Intangible assets, net	11,624	12,695
Other long-term assets	623	937

Total Assets	$91,004	$108,780

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,527	$25,931
Accrued expenses and other current liabilities	5,929	7,075
Current portion of deferred revenue	8,443	11,605
Current portion of capital lease obligations	2,364	2,444

Total current liabilities	33,263	47,055
Long-term portion of capital lease obligations	2,188	3,371
Deferred revenue	2,442	3,682
Other long-term liabilities	247	327

Total Liabilities	38,140	54,435

Stockholders’ Equity:
Common stock	393	396
Treasury stock	(1,893)	(1,881)
Additional paid-in capital	143,720	142,486
Accumulated deficit	(89,152)	(86,627)
Accumulated other comprehensive loss	(204)	(29)

Total stockholders’ equity	52,864	54,345

Total Liabilities and Stockholders’ Equity	$91,004	$108,780

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue	$35,923	$31,216	$68,838	$57,756
Costs and operating expenses:
Cost of revenue (1)	18,256	14,462	33,473	27,024
Technology and development (1)(2)	6,069	6,904	12,756	14,202
Sales and marketing (2)	6,904	6,185	12,840	12,846
General and administrative (1)(2)	4,320	4,361	9,337	8,325
Depreciation and amortization	2,444	2,224	4,879	4,408

Total costs and operating expenses	37,993	34,136	73,285	66,805

Loss from operations	(2,070)	(2,920)	(4,447)	(9,049)
Other income (expense)	(133)	67	(14)	73
Interest expense	(88)	(114)	(185)	(201)

Loss before income taxes	(2,291)	(2,967)	(4,646)	(9,177)
Income tax provision	293	309	313	755

Net loss	$(2,584)	$(3,276)	$(4,959)	$(9,932)

Net loss per share:
Basic	$(0.07)	$(0.09)	$(0.13)	$(0.29)

Diluted	$(0.07)	$(0.09)	$(0.13)	$(0.29)

Weighted average shares used to compute net loss per share:
Basic	38,823,056	37,284,973	38,808,690	34,228,367

Diluted	38,823,056	37,284,973	38,808,690	34,228,367

Notes:

(1)	Exclusive of depreciation and amortization shown separately.

(2)	Includes stock-based compensation as follows:

	Three months ended June 30,		Six month ended June 30,
	2018	2017	2018	2017
Technology and development	$134	$206	$268	$414
Sales and marketing	126	190	264	358
General and administrative	277	280	558	551

	$537	$676	$1,090	$1,323

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(4,959)	$(9,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,879	4,408
Capitalized software impairment	—	256
Stock-based compensation expense	1,090	1,323
Provision for deferred income taxes	(119)	219
Increase in estimated value of contingent consideration	—	107
Change in operating assets and liabilities net of effect of acquisition:
Accounts receivable, net	9,942	9,611
Prepaid expenses and other assets	(882)	(136)
Accounts payable	(9,479)	(3,132)
Accrued expenses and other liabilities	(1,107)	(3,436)
Deferred revenue	(1,946)	(764)

Net cash used in operating activities	(2,581)	(1,476)

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,978)	(3,576)

Net cash used in investing activities	(3,978)	(3,576)

Cash Flows from Financing Activities:
Net proceeds from offering of common stock	—	20,046
Repayments of long-term debt	—	(5,000)
Repayments on capital lease obligations	(867)	(701)
Proceeds from exercise of common stock options	103	786
Purchase of treasury stock and shares received to satisfy minimum tax withholding liabilities	(12)	(117)
Deferred acquisition payment	—	(1,300)

Net cash (used in) provided by financing activities	(776)	13,714

Effect of exchange rate changes on cash and cash equivalents	(187)	6

Net (decrease) increase in Cash and Cash Equivalents	(7,522)	8,668
Cash and Cash Equivalents at beginning of period	22,476	14,315

Cash and Cash Equivalents at end of period	$14,954	$22,983

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Reconciliation of Adjusted EBITDA:
Net loss	$(2,584)	$(3,276)	$(4,959)	$(9,932)
Income tax provision	293	309	313	755
Interest expense	88	114	185	201
Other expense (income)	133	(67)	14	(73)
Depreciation and amortization	2,444	2,224	4,879	4,408
Capitalized software impairment	—	256	—	256
Stock-based compensation expense	537	676	1,090	1,323
Restructuring costs	268	—	268	—

Adjusted EBITDA	$1,179	$236	$1,790	$(3,062)